Exhibit No. 99.1

Contacts:	Investors:	Media:
	Deborah R. Jacobson	Mark Semer
	LIN TV Corp.	Kekst and Company
	(401) 457-9403	(212) 521-4802

LIN TV Announces that its Subsidiary Plans
to Issue $200 Million Senior Subordinated Notes Due 2013 and $100 Million
Exchangeable Senior Subordinated Debentures Due 2033

Providence, R.I. — May 5, 2003 — LIN TV Corp. (NYSE:TVL) today announced that its wholly owned subsidiary LIN Television Corporation plans to issue $200 million Senior Subordinated Notes due 2013 (the “Notes”) and $100 million Exchangeable Senior Subordinated Debentures due 2033 (the “Debentures”) plus up to $25 million of Debentures issuable upon any exercise of the Initial Purchasers’ option.

It is intended that the proceeds from the sale of the Notes and the Debentures will be used to redeem LIN Television Corporation’s existing 8 3/8% Senior Subordinated Notes due 2008. The offerings are to be marketed concurrently but are not conditioned on each other.

It is expected that the Notes and Debentures will be guaranteed by LIN TV Corp. The Notes and the Debentures will be issued in private placements and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, and the Notes may be sold outside of the United States in accordance with Regulation S under the Securities Act of 1933.

These Notes and Debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy these Notes or Debentures in any jurisdiction in which such an offer or sale would be unlawful.

Forward Looking Statements
This announcement includes forward-looking statements, including LIN Television Corporation’s plans regarding the issuance of the Notes and the Debentures. LIN Television

Corporation has based these forward-looking statements on its current expectations and projections about future events. Although LIN Television Corporation believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. LIN Television Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.